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                                                                    EXHIBIT 12.1



               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)




                                                                     Years Ended
                                                   -----------------------------------------------------
                                                   April 30,                 December 31,
                                                   --------   ------------------------------------------
                                                     1998       1999       2000      2001        2002
                                                   --------   --------   --------   --------    --------
Earnings:
Income before extraordinary item,
  contribution to Equity compensation
  plan, and recapitalization transaction cost...   $  9,727   $  3,836   $  2,736   ($26,661)   $ 26,179
Interest expense including amortization
  of debt issuance costs .......................     13,387     22,786     25,906     32,099      34,269

Interest portion of Rental Expense .........            436        596        632        995       1,345
                                                   --------   --------   --------   --------    --------
Total Earnings .............................       $ 23,550   $ 27,218   $ 29,274   $  6,433    $ 61,793
                                                   ========   ========   ========   ========    ========



Fixed Costs:

Interest expenses including
  amortization of debt issuance costs ..........   $ 13,387   $ 22,786   $ 25,906     32,099      34,269
Interest portion of Rental Expense .............        436        596        632        995       1,345
                                                   --------   --------   --------   --------    --------
Total Fixed Charges ............................   $ 13,823   $ 23,382   $ 26,538   $ 33,094    $ 35,614
                                                   ========   ========   ========   ========    ========
Ratio of Earnings to Fixed Charges .............      1.70x      1.16x      1.10x      0.19x       1.74x
                                                   ========   ========   ========   ========    ========